UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 29, 2018

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)
001-14704
(Commission File Number)
71-0225165
(IRS Employer Identification No.)
2200 West Don Tyson Parkway, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)
Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2018, Tyson Foods, Inc. (the “Company”) entered into a 364-Day Term Loan Agreement (the “364-Day Term Loan Agreement”) with the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. The 364-Day Term Loan Agreement provides for total term loan commitments in an aggregate principal amount of $1.8 billion. The 364-Day Term Loan Agreement is intended to finance a portion of the Company’s acquisition of 100% of the outstanding shares of common stock, par value $0.01 per share, of MFG (USA) Holdings, Inc. and all of the issued and outstanding shares of McKey Luxembourg Holdings S.à.r.l. (the “Acquisition”).

The lenders party to the 364-Day Term Loan Agreement will be obligated to make initial loans under the 364-Day Term Loan Agreement upon the satisfaction of certain conditions, including but not limited to (i) the occurrence of the Conditions Satisfaction Date (as defined in the Share Purchase Agreement, dated August 17, 2018, among the Company, Keystone Foods Holdings Limited (“Keystone”), and Marfrig Global Foods S.A. (“Marfrig”), filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 23, 2018 and incorporated herein by reference (the “Acquisition Agreement”)) in accordance with the terms and conditions of the Acquisition Agreement, (ii) the truth and accuracy of certain Specified Representations (as defined in the 364-Day Term Loan Agreement), (iii) the receipt of certain certificates and organizational documents and (iv) the delivery by the Company of certain financial statements.

Borrowings under the 364-Day Term Loan Agreement will be unsecured and will mature 364 days after the date on which lenders are obligated to make initial loans under the 364-Day Term Loan Agreement (the “Borrowing Date”).

Borrowings under the 364-Day Term Loan Agreement will bear interest at a rate per annum equal to, at the option of the Company, (i) the highest of (a) the prime rate of Morgan Stanley Senior Funding, Inc., (b) the Federal Reserve Bank of New York Rate (“NYFRB Rate” as defined in the 364-Day Term Loan Agreement) plus 0.5% and (c) a rate based on certain rates offered for U.S. dollar deposits in the London interbank market (the “Eurocurrency Rate”) plus 1.0% per annum, or (ii) the Eurocurrency Rate, in each case plus an applicable spread that will depend on the credit ratings by each of S&P, Moody’s and Fitch of the Company, as set forth in the 364-Day Term Loan Agreement.

Each lender under the 364-Day Term Loan Agreement is entitled to a duration fee in an amount equal to 0.25% of the aggregate outstanding principal amount of the loan of such lender on the date that is 180 days after the Borrowing Date.

The 364-Day Term Loan Agreement contains certain covenants, including limitations on subsidiary indebtedness; liens; swap agreements (with exceptions for certain swap agreements entered into to hedge or mitigate risks to which the Company or a subsidiary has actual exposure); mergers, consolidations, liquidations and dissolutions; transactions with affiliates; and changes in lines of business. In addition, the 364-Day Term Loan Agreement (i) limits the ratio of the Company’s debt to capitalization to a maximum of 0.60 to 1.0 (which ratio can be adjusted temporarily to 0.65 to 1.0 upon the consummation of an acquisition that meets the criteria set forth in the 364-Day Term Loan Agreement), and (ii) requires the ratio of the Company’s consolidated EBITDA to interest to be at least 3.50 to 1.0.

The 364-Day Term Loan Agreement contains customary events of default, such as non-payment of obligations under the 364-Day Term Loan Agreement, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of any guarantee to remain in full force and effect.

The foregoing description of the 364-Day Term Loan Agreement is summary in nature and is qualified in its entirety by reference to the 364-Day Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously disclosed, on August 17, 2018, the Company entered into the Acquisition Agreement with Keystone and Marfrig, pursuant to which, among other things, the Company agreed to complete the Acquisition, subject to certain terms and conditions. In accordance with the terms of the Acquisition Agreement, on November 30, 2018, the Acquisition was completed.

The aggregate consideration required to complete the Acquisition was $2.16 billion in cash, subject to certain adjustments. The Company obtained the funds necessary to fund the Acquisition through proceeds from the 364-Day Term Loan Agreement and the Company’s commercial paper program.

The foregoing description of the Acquisition and the Acquisition Agreement is summary in nature and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 23, 2018, and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1
Share Purchase Agreement, dated as of August 17, 2018, by and between Tyson Foods, Inc., Keystone Foods Holdings Limited and Marfrig Global Foods S.A. (previously filed as Exhibit 2.1 to Tyson Foods, Inc.’s Form 8-K filed on August 23, 2018 and incorporated by reference herein).

10.1	364-day Term Loan Agreement, dated as of November 29, 2018, among the Company, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: November 30, 2018	By:	/s/ R. Read Hudson
	Name:	R. Read Hudson
	Title:	Senior Vice President, Associate General Counsel and Secretary